AGREEMENT AND PLAN OF MERGER

by and among

THERMAL TENNIS INC.
a Nevada corporation

THERMAL TENNIS – CI, INC.
a Nevada corporation
and a wholly-owned subsidiary of Thermal Tennis

CANNASYS, INC.
a Colorado corporation

and

SHAREHOLDERS OF CANNASYS, INC.

Dated August 14, 2014

TABLE OF CONTENTS

Page

ARTICLE 1                           TERMS OF THE MERGER 1

1.1	Merger 1
1.2	Effective Time 1
1.3	Closing 2
1.4	Merger Consideration; Conversion of Shares 2
1.5	Shareholder’s Rights Upon Merger 2
1.6	Effect on Company Shares; Payment of Merger Consideration 2
1.7	Articles 2
1.8	Bylaws 2
1.9	Name 2
1.10	Board of Directors 2
1.11	Other Effects of Merger 3
1.12	Compliance with Rule 14f-1 3
1.13	Additional Action 3
1.14	Tax Free Reorganization 3
1.15	Financial Statements and Income Tax Returns 3

ARTICLE 2                           REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE SHAREHOLDERS 3

2.1                 Validity of Agreement 4
2.2                 Organization and Good Standing 4
2.3                 Title 4
2.4                 Exclusive Dealings 4
2.5                 Capitalization 4
2.6                 Subsidiaries 5
2.7                 Ownership and Authority 5
2.8                 Liabilities and Obligations 5
2.9                 Financial Statements 5
2.10                 Taxes 5
2.11                 Title to Properties and Assets 6
2.12                 Accounts Receivable/Payable 6
2.13                 Material Documents 6
2.14                 Intellectual Properties 6
2.15                 No Default 7
2.16                 Litigation 7
2.17                 Finders 7
2.18                 Employees 7
2.19                 Absence of Pension Liability 7
2.20                 Compliance With Laws 7
2.21                 Filings 8

2.22                 Certain Activities 8
2.23                 Employment Relations 9
2.24                 Insurance coverage 9
2.25                 Articles of Incorporation and Bylaws 9
2.26                 Corporate Minutes 9
2.27                 Default on Indebtedness 10
2.28                 Indebtedness 10
2.29                 Governmental Approvals 10
2.30                 Investment Intent 10
2.31                 Licenses, Permits and Required Consents 10
2.32                 Completeness of Representations and Schedules 11

ARTICLE 3                           REPRESENTATIONS AND WARRANTIES OF
THERMAL TENNIS AND THE THERMAL TENNIS SUBSIDIARY 11

3.1                 Organization and Good Standing 11
3.2                 Finders 11
3.3                 Authority and Consent 12
3.4                 Validity of Agreement 12
3.5                 Government Approvals 12
3.6                 Securities Filings; Financial Statements 12
3.7                 Capitalization 13
3.8                 Subsidiaries 13
3.9                 Title to Properties and Assets 14
3.10                 Material Documents 13
3.11                 Intellectual Properties 14
3.12                 No Default 14
3.13                 Litigation 14
3.14                 Absence of Pension Liability 14
3.15                 Compliance With Laws 15
3.16                 Filings 15
3.17                 Certain Activities 15
3.18                 Employment Relations 16
3.19                 Insurance Coverage 17
3.20                 Articles of Incorporation and Bylaws 17
3.21                 Corporate Minutes 17
3.22                 Default on Indebtedness 17
3.23                 Agreements, Judgment and Decrees 17
3.24                 Governmental Approvals 17
3.25                 Licenses, Permits and Required Consents 17
3.26                 Employment and Consulting Agreements 17
3.27                 Completeness of Representations and Schedules 17
3.28                 Taxes 18
3.29                 Books and Records 18
3.30                 Transactions with Affiliates 18

3.31                 Stockholders’ List 19
3.32                 Public Finding Activity 19
3.33                 Compliance with Securities Laws, Rules, and Regulations 19
3.34                 Worldwide Web Communications 20
3.35                 Tradability of Outstanding Stock 20

ARTICLE 4                           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
THERMAL TENNIS AND THE THERMAL TENNIS SUBSIDIARY 20

4.1                 Execution of This Agreement 20
4.2                 Representations and Warranties Accurate 20
4.3                 Performance of the Company and Shareholders 20
4.4                 Obligations to Third Parties 20
4.5                 Outstanding Obligations to Employers 20
4.6                 Approval of Plan of Merger 21
4.7                 Financial and Other Conditions 21
4.8                 Legal Prohibition; Regulatory Consents 21
4.9                 All Contracts Continued 21
4.10                 Disclosure Schedule 21

ARTICLE 5                           CONDITIONS PRECEDENT TO THE OBLIGATIONS OF
THE COMPANY AND THE SHAREHOLDERS 21

5.1                 Execution and Approval of Agreement 21
5.2                 Thermal Tennis Shares 21
5.3                 Employment or Consulting Agreements 22
5.4                 Representations and Warranties 22
5.5                 Financial and Other Conditions 22
5.6                 Approval of Plan of Merger 22
5.7                 Securities Filings 22
5.8                 Governmental Proceedings 22
5.9                 Disclosure Schedules 22

ARTICLE 6                           SURVIVAL AND OTHER ITEMS 22

6.1                 Survival of Representations, Warranties and Certain Covenants 22
6.2                 No Finders 23
6.3                 Attorney Fees 23

ARTICLE 7                           CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS
OF THE PARTIES 23

7.1                 Expenses and Fees 23
7.2                 Public Announcements 23
7.3                 Further Assurances 23
7.4                 Filings 24
7.5                 OTCQB; and Other Matters 24
7.6                 Thermal Tennis Books and Records 24

ARTICLE 8                           MISCELLANEOUS 24

8.1                 Binding Agreement 24
8.2                 Assignment 24
8.3                 Entire Agreement 24
8.4                 Modification 25
8.5                 Choice of Law and Jurisdiction 25
8.6                 Severability 25
8.7                 Other Documents 25
8.8                 Headings and the Use of Pronouns 25
8.9                 Time is of the Essence 25
8.10                 No Waiver and Remedies 25
8.11                 Counterparts; Execution 25
8.12                 Further Assurances 26
8.13                 Rules of Construction 26
8.14                 Third Party Beneficiaries 26
8.15                 Notices 26

EXHIBITS

A           Shareholders’ List
B           Articles of Merger

{00242850/12 }

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (“Agreement”), is entered into effective as of August 14, 2014, by and among THERMAL TENNIS INC., a Nevada corporation (“Thermal Tennis”), THERMAL TENNIS – CI, INC., a Nevada corporation and a wholly-owned subsidiary of Thermal Tennis (the “Thermal Tennis Subsidiary”), CANNASYS, INC., a Colorado corporation (the “Company”) and the shareholders listed in Exhibit A who hold 100% of the issued and outstanding capital stock of the Company (the “Shareholders”).

WHEREAS, Thermal Tennis, through the Thermal Tennis Subsidiary, desires to acquire  the Company  on the terms and conditions set forth in this Agreement;

WHEREAS, the parties intend to effectuate the aforementioned acquisition of Company Shares by merging the Thermal Tennis Subsidiary with and into the Company (the “Merger”) pursuant to the terms and conditions set forth in this Agreement with the Company being the surviving corporation (the “Surviving Corporation”) in the Merger in which all of the shares of the Company (the “Company Shares”) will be converted into shares of Thermal Tennis and the issued and outstanding shares of Thermal Tennis Subsidiary shall be converted into share of common stock of the Company and thereafter cancelled; and

WHEREAS, the Company deems it advisable and in its and the Shareholders’ best interests to effect the Merger contemplated by this Agreement.

For and in consideration of the mutual covenants and agreements contained herein and the mutual benefits to the parties to be derived therefrom, Thermal Tennis, Thermal Tennis Subsidiary and the Company hereby agree as follows:

ARTICLE 1

TERMS OF THE MERGER

1.1 Merger.  At the Effective Time (as hereinafter defined), upon the terms and subject to the conditions of this Agreement, the Thermal Tennis Subsidiary shall merge with and into the Company (the “Merger”) in accordance with the Nevada Revised Statutes (the “Nevada Act”).  At the Effective Time, the separate existence of the Thermal Tennis Subsidiary shall cease to exist and the Company shall be the surviving corporation in the Merger.  The parties shall execute Articles of Merger attached hereto as Exhibit B (“Articles of Merger”) and such other documents necessary to comply in all respects with the requirements of the Nevada Act and with the provisions of this Agreement.

1.2 Effective Time.  Subject to the terms and conditions of this Agreement, the Merger shall become effective at the time of the filing of the Articles of Merger with the Secretary of State of Nevada in accordance with the applicable provisions of the Nevada Act or at such later time as may be specified in the Articles of Merger.  The time when the Merger shall become effective is herein referred to as the “Effective Time.”  The closing of the Merger (the “Closing”) shall occur on the Closing Date.

1.3 Closing.  The Closing Date shall be August 14, 2014.  Any extension of the Closing Date may be made only with the mutual written consent of Thermal Tennis and the Company.

1.4 Merger Consideration; Conversion of Shares.  The total consideration  to the Shareholders in connection with the Merger (the “Total Merger Consideration”) shall be the issuance of 6,000,000 restricted shares of Thermal Tennis Common Stock, par value $0.001 per share (the “Thermal Tennis Shares”), to the Shareholders on the Closing Date.  The issuance of the Thermal Tennis Shares represents an exchange of 6,000,000 Thermal Tennis Shares for 100% of the issued and outstanding capital shares of the Company.  The Thermal Tennis Shares shall be issued among the Shareholders as set forth on Exhibit A.  The Thermal Tennis Shares will represent 57.70% of the then issued and outstanding shares of Thermal Tennis immediately following the Merger.

1.5 Shareholder’s Rights upon Merger.  Upon consummation of the Merger, the Shareholders shall cease to have any rights with respect to the Company Shares and to the certificates, if any, which theretofore represented the Company Shares (the “Certificates”), and subject to applicable law and this Agreement, shall only have the right to receive their pro rata share of the Total Merger Consideration, including their pro rata share of the number of Thermal Tennis Shares into which the Company Shares have been converted pursuant to this Agreement and the Merger.

1.6 Effect on Company Shares; Payment of Merger Consideration.  Effective as of the Effective Time, and without any action on the part of Thermal Tennis Subsidiary, the Company, or the Shareholders all Certificates, if any, and the Shareholders’ rights to the Company Shares shall be automatically cancelled on the books of the Company.  As soon as reasonably practicable following the Closing, Thermal Tennis will cause its transfer agent to issue and deliver to the Shareholders certificates representing their Thermal Tennis Shares.  As of the Closing Date, the Certificates shall be deemed for all purposes to evidence only the right to receive the Total Merger Consideration set forth herein.

1.7 Articles of Incorporation.  At and after the Effective Time, the Articles of Incorporation of the Company (subject to a subsequent amendment) shall be the Articles of Incorporation of the Surviving Corporation.

1.8 Bylaws.  At and after the Effective Time, the Bylaws of the Company shall be the Bylaws of the Surviving Corporation (subject to any amendment specified in the Plan of Merger and any subsequent amendment).

1.9 Name.  After the Effective Time, the Shareholders will cause Thermal Tennis to amend its articles of incorporation to change its name to CannaSys, Inc., and to effect such other changes to such articles as the Shareholders deem warranted.

1.10 Board of Directors; Officers.  Effective as of and after the Effective Time, the current sole director of Thermal Tennis shall adopt a resolution expanding the board to two person and appoint Brandon C. Jennewine as a director, thereby forming a two person board.  At the Closing such two directors shall (i) adopt a resolution expanding the board to three persons and appoint Daniel J. Rogers to fill the resulting vacancy, subject to compliance with Rule 14f-1 of the Securities Exchange Act (the “Exchange Act”), (ii) adopt a resolution appointing Brandon C. Jennewine as the Company’s CEO and President and Daniel J. Rogers as its CFO, Vice President, Secretary, Treasurer, and (iii) and accept the resignation of Robert R. Deller from all officer positions held by him. The Board of Directors of the Surviving Corporation shall be the current Board of Directors of the Company or such other persons as the Company may select.

1.11 Other Effects of Merger.  The Merger shall have all further effects as specified in the applicable provisions of the Nevada Act.

1.12 Compliance with Rule 14f-1.  As soon as practicable, but in any event within five business days after the Closing Date, the parties shall cause Thermal Tennis to prepare, file with the Securities Exchange Commission (the “SEC”), and distribute to the shareholders of Thermal Tennis, all in accordance with Rule 14f-1 of the Exchange Act.

1.13 Additional Actions.  If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances, or any other actions or things are necessary or desirable to vest, perfect or confirm of record, or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of Company, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Company, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement and the transactions contemplated hereby.

1.14 Tax-Free Reorganization.  The parties intend that the Merger qualify as a tax-free reorganization pursuant to Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the “Code”).

1.15 Financial Statements and Income Tax Returns.  The parties contemplate that the Surviving Corporation, as a subsidiary of Thermal Tennis’s consolidated group, will include its financial results in Thermal Tennis’s consolidated financial statements covering the periods after joining Thermal Tennis’s consolidated group.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

AND THE SHAREHOLDERS

Except as disclosed on the schedules to be delivered by the Company and the Shareholders to Thermal Tennis and the Thermal Tennis Subsidiary on the Closing Date (the “Company Disclosure Schedule”), which Company Disclosure Schedule is incorporated into and should be considered an integral part of this Agreement, the Company represents and warrants to Thermal Tennis and the Thermal Tennis Subsidiary as follows to all Sections, except for Sections 2.1, “Validity of Agreement,” 2.3, “Title,” and 2.31 “Investment Intent,” which Sections are representations and warranties of the Shareholders and/or the Company, as the case may be:

2.1 Validity of Agreement.  This Agreement is valid and binding upon the Shareholders and the Company and neither the execution nor delivery of this Agreement by such parties nor the performance by such parties of any of their covenants or obligations hereunder will constitute a material default under any contract, agreement or obligation to which any of them is a party or by which they or any of their respective properties are bound.  This Agreement is enforceable severally against the Company and the Shareholders in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.

2.2 Organization and Good Standing.  The Company is a corporation duly organized and existing in good standing under the laws of the State of Colorado.  The Company has full corporate power and authority to carry on its business as now conducted and to own or lease and operate the properties and assets now owned or leased and operated by it.  The Company is duly qualified to transact business in the State of Colorado and in all states and jurisdictions in which the business or ownership of its property makes it necessary so to qualify, except for jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter.

2.3 Title.  The Shareholders have full right and title to the Company Shares to be exchanged free and clear of all liens, encumbrances, restrictions and claims of every kind and such Company Shares constitute all the Company Shares which the Shareholders, directly or indirectly, own or have any right to acquire.  The Shareholders have the legal right, power and authority to sell, assign, transfer and convey the Company Shares so owned by them pursuant to this Agreement and deliver to Thermal Tennis valid title to the Company shares pursuant to the provisions of this Agreement, free and clear of all liens, encumbrances, restrictions and claims of every kind.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase or sale of any Company Shares owned by the Shareholders.

2.4 Exclusive Dealing.  The Shareholders are not engaged in any discussions or negotiations for the purchase or sale of any Company Shares, except for the sale of equity for the Company’s current financing requirements and those discussions with Thermal Tennis which are embodied in this Agreement.

2.5 Capitalization.  The authorized capital stock of the Company consists of 6,000,000 shares of capital stock, no par value, all of which are considered issued and outstanding, although the Certificates representing the Company Shares have not be executed and delivered to the Shareholders.  The Company Shares constitute the only outstanding shares of the capital stock of the Company of any nature whatsoever, voting and non-voting.  The Company Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer, except those imposed by the applicable federal and state securities laws.  The Company Shares have not been certificated, and the Company has not executed or delivered certificates for Company Shares in excess of the number of Company Shares set forth in this Section 2.5.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Company, whether issued, unissued or held in its treasury.  There are no treasury shares.

2.6 Subsidiaries.  Except as described on Schedule 2.6 of the Company Disclosure Schedules, the Company has no subsidiaries.

2.7 Ownership and Authority.  The execution, delivery and performance of this Agreement by the Company has been duly authorized by its Board of Directors and all other required corporate approvals have been obtained.  This Agreement is valid and binding upon the Company, and is enforceable against the Company in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.  The execution, delivery and performance of this Agreement by the Company will not result in the violation or breach of any term or provision of charter instruments applicable to the Company or constitute a material default under any material indenture, mortgage, deed of trust or other contract or agreement to which the Company is a party or by which the Company or any of its properties is bound and will not cause the creation of a lien or encumbrance on any properties owned by or leased to or by the Company.

2.8 Liabilities and Obligations.  Except to the extent set forth in the Company Financial Statements or disclosed in the Company Disclosure Schedule, the Company has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) secured by a pledge or a lien on any of its assets.

2.9 Financial Statements.  The audited financial statements for the Company for the period from inception of October 2, 2013 ending December 31, 2013, and the unaudited financial statements for the period ending March 31, 2014 (the “Company Financial Statements”) have been prepared from the books and records of the Company by its management and audited by its independent public accountants.  The Company Financial Statements (i) are true, complete, and correct, and fairly present the financial condition and assets and liabilities or the results of operations of the Company as of the dates thereof and for the periods indicated in conformity with generally accepted accounting principles consistently applied, and (ii) contain and reflect all necessary adjustments for fair and accurate presentation of the financial condition as of such dates.  There has not been any material change between the date of the Company Financial Statements and the date of this Agreement which has had an adverse effect on the financial position or results of operations of the Company.  Except as and to the extent reflected or reserved against in such Company Financial Statements, or otherwise expressly disclosed therein, the Company has no liabilities or obligations, contingent or otherwise, of a nature required to be reflected in the Company Financial Statements in accordance with generally accepted accounting principles consistently applied.

2.10 Taxes.  The Company has filed all federal, state, local or foreign tax returns, tax reports or forms that the Company required to be since its inception.  No taxes are due to any federal, state, local or foreign tax authority.  The Company is not obligated to make any payments, and is not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  The Company has disclosed on its federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  The Company is not a party to any Tax allocation or sharing agreement.  The Company (i) has not been a member of an affiliated group filing a consolidated federal income tax return, (ii) is not and has not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (iii) has no liability for the Taxes of any person (other than the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

2.11 Title to Properties and Assets.  The Company has good and marketable title to all real and personal property reflected on its books and records as owned by it or otherwise required or used in the operation of its business, free and clear of all security interests, liens, encumbrances, mortgages or charges of any nature, except as set forth in Section 2.11 of the Company Disclosure Schedule.  Also set forth in Section 2.11 of the Company Disclosure Schedule is a list of property leased by the Company. Any security interests, liens, encumbrances, mortgages or charges not set forth in the Company’s Financial Statements or disclosed in the Company Disclosure Schedule shall be discharged in full on or before the Closing Date and evidenced by UCC Releases delivered by the Company on the Closing Date.  Such improved real property or tangible personal property is in good operating condition and repair, and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

2.12 Accounts Receivable/Payable.  Except as set forth in the Company Financial Statements and Section 2.12 of the Company Disclosure Schedule, the Company has no accounts receivable, unbilled invoices and other debts.  There have been no material adverse changes the date of the Company Financial Statements in any accounts receivable or other debts due the Company or the allowances with respect thereto or accounts payable of the Company from that reflected in the Financial Statements.

2.13 Material Documents.  Set forth in Section 2.13 of the Company Disclosure Schedule is a complete list of all material documents to which the Company is a party.  All such documents listed in Section 2.13 of the Company Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of Thermal Tennis, forms thereof) as have been requested by Thermal Tennis have been provided to Thermal Tennis.  Except as disclosed in Section 2.13 of the Company Disclosure Schedule, neither the Company nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by the Company after the Closing Date as it was immediately prior thereto.

2.14 Intellectual Properties.  Except as set forth in Section 2.14 of the Company Disclosure Schedule, the Company has no interest in and owns no domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by the Company in the operation of its business (collectively, the “Intellectual Property”).  No Intellectual Property, other than as set forth on Section 2.14 of the Company Disclosure Schedule, is required or used in the operation of the business of the Company.  There are no pending or, to the knowledge of the Company and the Shareholders, threatened claims of infringement upon the rights to the Intellectual Property or any intellectual property rights of others.

2.15 No Default.  Neither the Company nor the Shareholders are in material default under any provision of any contract, commitment, or agreement respecting the Company or its assets to which the Company or the Shareholders is or are parties or by which they are bound.

2.16 Litigation.  There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against the Company which relate to and could have a material adverse effect on the properties, business, assets or financial condition of the Company or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of the Shareholders or the Company to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement or otherwise affecting the Shares.

2.17 Finders.  Neither the Company nor the Shareholders owe any fees or commissions, or other compensation or payments to any broker, finder, financial consultant, or similar person claiming to have been employed or retained by or on behalf of the Company or the Shareholders in connection with this Agreement or the transactions contemplated hereby.

2.18 Employees.  Section 2.18 of the Company Disclosure Schedule sets forth the name and current monthly salary and any accrued benefit for each employee of the Company.  Except as set forth in Section 2.18 of the Company Disclosure Schedule, the Company has no written employment agreements with any of its employees and it does not currently use the services of nor has it at any time engaged any independent contractor.

2.19 Absence of Pension Liability.  The Company has no liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees.  The consummation of the transactions contemplated by this Agreement will not entitle any employee of the Company to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee.  Except as described in Section 2.19 of the Company Disclosure Schedule, the Company does not presently have nor has it ever had any employee benefit plans and has no announced plan or legally binding commitment to create any employee benefit plans.

2.20 Compliance With Laws.  The Company has conducted and is continuing to conduct its business in compliance with, and is in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on the Company or its results of operations.  Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations.  The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by the Company to be created thereunder.  To the knowledge of the Company, there are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 2.20 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

2.21 Filings.  The Company has made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

2.22 Certain Activities.  The Company has not, directly or indirectly, engaged in or been a party to any of the following activities:

2.22.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

2.22.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

2.22.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

2.22.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

2.22.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

2.22.6 Paying or reimbursing (including gifts) personnel of the Company for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 2.22.1 through 2.22.5 above;

2.22.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

2.22.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

2.23 Employment Relations.  The Company is in compliance with all federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against the Company is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving the Company; no labor representation question exists respecting the employees of the Company; no grievance which might have an adverse effect upon the Company or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by the Company; and the Company has not experienced any material labor difficulty during the last three (3) years.

2.24 Insurance Coverage.  The Company has heretofore delivered copies of the policies of fire, liability, workers’ compensation or other forms of insurance of the Company.  The Company has complied with the terms and provisions of such policies including, without limitation, all riders and amendments thereto.  The Company has met required collateral and premium for coverages in force.  In the reasonable judgment of the Company and the Shareholders, such insurance is adequate and the Company will keep all current insurance policies in effect through the Closing.

2.25 Articles of Incorporation and Bylaws.  The Company has heretofore delivered to Thermal Tennis true, accurate and complete copies of the Articles of Incorporation and Bylaws of the Company, together with all amendments to each of the same as of the date hereof.

2.26 Corporate Minutes.  The minute books of the Company provided to Thermal Tennis at the Closing are the correct and only such minute books and do and will contain, in all material respects, complete and accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of its shareholders, Board of Directors and committees thereof through the Closing Date.  The stock records of the Company delivered to Thermal Tennis at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of the Company.  The Company does not have any of its records or information recorded, stored, maintained or held off the premises of the Company.

2.27 Default on Indebtedness.  The Company is not in default under any evidence of indebtedness for borrowed money.

2.28 Indebtedness.  Except as set forth in the Company Financial Statements, neither the Shareholders nor any corporation or entity with which they are affiliated are indebted to the Company, and the Company has no indebtedness or liability to any Shareholder or any corporation or entity with which they are affiliated.

2.29 Governmental Approvals.  Except as set forth in Section 2.29 of the Company Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by the Shareholders or the Company.

2.30 Investment Intent.  The Shareholders are taking the Thermal Tennis Shares for their own account and for investment, with no present intention of dividing their interest with others or of reselling or otherwise disposing of all or any portion of the Thermal Tennis Shares other than pursuant to available exemptions under applicable securities laws.  The Shareholders do not intend to sell the Thermal Tennis Shares, either currently or after the passage of a fixed or determinable period of time or upon the occurrence or non-occurrence of any predetermined event or circumstance.  The Shareholders have no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for, or which is likely to compel, a disposition of the Thermal Tennis Shares.  The Shareholders are not aware of any circumstances presently in existence which are likely in the future to prompt a disposition of the Thermal Tennis Shares.  The Shareholders have had the opportunity to investigate the books, records, and financial statements of Thermal Tennis and possess the business experience to make an informed decision to acquire the Thermal Tennis Shares and the Shareholders have the financial means to bear the economic risk of the investment in the Thermal Tennis Shares as of the Closing Date.  The Shareholders have been represented by legal counsel and have consulted with financial advisors to the extent they deemed necessary.  The Shareholders have received and read the Disclosure Statement of Thermal Tennis including its financial statements, SEC Reports, as defined in Section 3.6, “Securities Filings; Financial Statements,” and any additional information they have requested.  The Shareholders have had the opportunity to ask questions of the directors and officers of Thermal Tennis concerning Thermal Tennis.

2.31 Licenses, Permits and Required Consents.  The Company has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (“Authorizations”) necessary to the conduct of its business as currently conducted or proposed to be conducted.  A list of such Authorizations is set forth in Section 2.31 of the Company Disclosure Schedule attached hereto, true, correct and complete copies of which have previously been delivered to Thermal Tennis.  All Authorizations relating to the business of the Company are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

2.32 Completeness of Representations and Schedules.  The Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement.  This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Article 2 and the documents and written information pertaining to the Company and the Shareholders furnished to Thermal Tennis and the Thermal Tennis Subsidiary or their respective agents by or on behalf of, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THERMAL TENNIS

AND THE THERMAL TENNIS SUBSIDIARY

Except as disclosed in the schedules to be delivered by Thermal Tennis and the Thermal Tennis Subsidiary on the Closing Date (the “Thermal Tennis Disclosure Schedule”), which Thermal Tennis Disclosure Schedule is incorporated into and should be considered an integral part of this Agreement, Thermal Tennis and the Thermal Tennis Subsidiary represent and warrant to the Company and the Shareholders as set forth in this Article 3.

3.1 Organization and Good Standing.

3.1.1 Thermal Tennis is a corporation duly organized and existing in good standing under the laws of the State of Nevada.  Thermal Tennis has full corporate power and authority to carry on its business as now conducted.  Thermal Tennis is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of the Thermal Tennis Subsidiary’s properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.1.2 The Thermal Tennis Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada.  The Thermal Tennis Subsidiary has full corporate power and authority to carry on its business as now conducted.  Thermal Tennis Subsidiary is duly qualified to transact business in the State of Nevada and in all states and jurisdictions in which the business or ownership of the Thermal Tennis Subsidiary’s properties or assets makes it necessary so to qualify (other than in jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders qualification as a foreign corporation unnecessary as a practical matter).

3.2 Finders.  No agent, broker, person or firm acting on behalf of Thermal Tennis or the Thermal Tennis Subsidiary is, or will be, entitled to any commission or broker’s or finder’s fees from any of the parties to this Agreement, or from any person controlling, controlled by or under common control with any of the parties to this Agreement, in connection with any of the transactions contemplated in this Agreement.

3.3 Authority and Consent.  The execution, delivery and performance of this Agreement by Thermal Tennis and the Thermal Tennis Subsidiary have been duly authorized by their respective Board of Directors.  This Agreement is valid and binding upon Thermal Tennis and the Thermal Tennis Subsidiary, subject to shareholder approval, and is enforceable against Thermal Tennis and the Thermal Tennis Subsidiary in accordance with its terms, subject to bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, receivership or other similar laws relating to or affecting creditors’ rights generally.  Thermal Tennis and the Thermal Tennis Subsidiary have read and understand this Agreement, have consulted legal and accounting representatives to the extent deemed necessary and have the capacity to enter into this Agreement and to carry out the transactions contemplated hereby without the consent of any third party, except shareholder approval.

3.4 Validity of Agreement.  Neither the execution nor the delivery of this Agreement by Thermal Tennis and the Thermal Tennis Subsidiary, nor the performance by Thermal Tennis and the Thermal Tennis Subsidiary of any of the covenants or obligations to be performed by Thermal Tennis and the Thermal Tennis Subsidiary hereunder, will result in any violation of any order, decree or judgment of any court or other governmental body, or statute or law applicable to Thermal Tennis and the Thermal Tennis Subsidiary, or in any breach of any terms or provisions of the Articles of Incorporation or the Bylaws of Thermal Tennis or the Thermal Tennis Subsidiary, respectively, or constitute a default under any indenture, mortgage, deed of trust or other contract to which Thermal Tennis and the Thermal Tennis Subsidiary is a party or by which Thermal Tennis and the Thermal Tennis Subsidiary is bound.

3.5 Government Approvals.  No consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by Thermal Tennis and the Thermal Tennis Subsidiary other than appropriate disclosure to the Securities and Exchange Commission (the “SEC”) and the filing of articles of merger with the Nevada Office of the Secretary of State.

3.6 Securities Filings; Financial Statements.  The Company and the Shareholders have had available to them true and complete copies of all reports, statements and registration statements and amendments thereto filed by Thermal Tennis with the Securities and Exchange Commission since the inception of the Thermal Tennis (the “SEC Reports”). Since the date of filing of the registration statement on Form S-1 on May 13, 2008, Thermal Tennis and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (A) the SEC including, (i) all Annual Reports on Form 10-K, (ii) all Quarterly Reports on Form 10-Q, (iii) all proxy, information or consent solicitation statements relating to meetings of stockholders or consents in lieu thereof (whether annual or special), (iv) all Current Reports on Form 8-K, and (v) all other reports, schedules, registration statements or other documents (collectively referred to as the SEC Reports); and (B) any applicable state or provincial securities authorities and  all forms, reports, statements and other documents required to be filed with any other applicable federal, state, or provincial regulatory authorities, except where the failure to file any such forms, reports, statements or other documents would not have a material adverse effect. As of their respective dates, or as of the date of the last amendment thereof, if amended after filing, none of the SEC Reports (including all schedules thereto and disclosure documents incorporated by reference therein), contains any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  Each of the SEC Reports as of the time of filing or as of the date of the last amendment thereof, if amended after filing, complied in all material respects with the  Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), as applicable.  The consolidated financial statements of Thermal Tennis included in the SEC Reports fairly present in conformity in all material respects with GAAP applied on a consistent basis the consolidated financial position of Thermal Tennis as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended.

3.7 Capitalization.

3.7.1 The authorized capital stock of Thermal Tennis consists of 75,000,000 shares of Common Stock, $0.001 par value per share, 4,398,088 shares of which are currently issued and outstanding. The 4,398,088 shares described above constitute the only outstanding shares of the capital stock of Thermal Tennis of any nature whatsoever, voting and non-voting.  The Outstanding Thermal Tennis Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer.  The Company has executed and delivered no certificates for shares in excess of 4,398,088 shares set forth in this Section 3.7.1.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of Thermal Tennis, whether issued, unissued or held in its treasury.  There are no treasury shares.

3.7.2 The authorized capital stock of the Thermal Tennis Subsidiary consists of 1,000 shares of Common Stock, $0.001 par value per share, 100 of which are issued and outstanding (“Outstanding Thermal Tennis Subsidiary Shares”).  The Outstanding Thermal Tennis Subsidiary Shares constitute the only outstanding shares of the capital stock of the Thermal Tennis Subsidiary of any nature whatsoever, voting and non-voting.  The Outstanding Thermal Tennis Subsidiary Shares are validly issued, fully paid and non-assessable and are subject to no restrictions on transfer.  The Company has executed and delivered no certificates for shares in excess of the number of Outstanding Thermal Tennis Subsidiary Shares set forth in this Section 3.7.2.  There are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase, issuance or sale of, or any securities convertible into, capital stock of the Thermal Tennis Subsidiary, whether issued, unissued or held in its treasury.  There are no treasury shares.

3.8 Subsidiaries.  Except for the Thermal Tennis Subsidiary, neither Thermal Tennis nor the Thermal Tennis Subsidiary has any subsidiaries.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary owns five percent (5%) or more of the securities having voting power of any corporation (or would own such securities in such amount upon the closing of any existing purchase obligations for securities).

3.9 Title to Properties and Assets. Thermal Tennis has good and marketable title to all property reflected on its books and records as owned by it or otherwise required or used in the operation of its business, free and clear of all security interests, liens, encumbrances, mortgages or charges of any nature.  All property is in good operating condition and repair, and suitable for the purpose for which it is being used, subject in each case to consumption in the ordinary course, ordinary wear and tear and ordinary repair, maintenance and periodic replacement.

3.10 Material Documents. Set forth in Section 3.10 of the Thermal Tennis Disclosure Schedule is a complete list of all material documents to which Thermal Tennis or the Thermal Tennis Subsidiary is a party.  All such documents listed in Section 3.10 of the Thermal Tennis Disclosure Schedule are valid and enforceable and copies of such material documents (or, with the consent of the Company, forms thereof) have been provided to the Company.  Except as disclosed in Section 3.10 of the Thermal Tennis Disclosure Schedule, neither Thermal Tennis, the Thermal Tennis Subsidiary nor any of the other parties thereto, is or will be, merely with the passage of time, in default under any such material document nor is there any requirement for any of such material documents to be novated or to have the consent of the other contracting party in order for such material documents to be valid, effective and enforceable by Thermal Tennis or the Thermal Tennis Subsidiary, as the case may be, after the Closing Date as it was immediately prior thereto.

3.11 Intellectual Properties.  Except as set forth in Section 3.11 of the Thermal Tennis Disclosure Schedule, neither Thermal Tennis nor the Thermal Tennis Subsidiary has any interest in and owns any domestic and foreign letters patent, patents, patent applications, patent licenses, software licenses and know-how licenses, trade names, trademarks, copyrights, unpatented inventions, service mark registrations and applications and copyright registrations and applications owned or used by Thermal Tennis or the Thermal Tennis Subsidiary in the operation of its business (collectively, the “Intellectual Property”).  No Thermal Tennis Intellectual Property is required or used in the operation of the business of Thermal Tennis or the Thermal Tennis Subsidiary.  There are no pending or threatened claims of infringement upon the Thermal Tennis Intellectual Property or upon the rights to any intellectual property of others.

3.12 No Default.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary is in default under any provision of any contract, commitment, or agreement respecting Thermal Tennis, the Thermal Tennis Subsidiary or any of their respective assets to which Thermal Tennis or the Thermal Tennis Subsidiary is or are parties or by which they are bound.

3.13 Litigation.  There are no lawsuits, arbitration actions or other proceedings (equitable, legal, administrative or otherwise) pending or, threatened, and there are no investigations pending or threatened against Thermal Tennis or the Thermal Tennis Subsidiary which relate to and could have a material adverse effect on the properties, business, assets or financial condition of Thermal Tennis or the Thermal Tennis Subsidiary or which could adversely affect the validity or enforceability of this Agreement or the obligation or ability of Thermal Tennis or the Thermal Tennis Subsidiary to perform their respective obligations under this Agreement or to carry out the transactions contemplated by this Agreement.

3.14 Absence of Pension Liability.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary has any liability of any nature to any person or entity for pension or retirement obligations, vested or unvested, to or for the benefit of any of its existing or former employees.  The consummation of the transactions contemplated by this Agreement will not entitle any employee of Thermal Tennis or the Thermal Tennis Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, including the Exhibits, or accelerate the time of payment or increase the amount of compensation due to any such employee.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary have presently nor have they ever had any employee benefit plans and have no announced plan or legally binding commitment to create any employee benefit plans.

3.15 Compliance with Laws.  Thermal Tennis and the Thermal Tennis Subsidiary have conducted and are continuing to conduct their respective businesses in compliance with, and are in compliance with, all applicable statutes, orders, rules and regulations promulgated by governmental authorities relating in any respect to its operations, conduct of business or use of properties, except where noncompliance with any such statutes, orders, rules or regulations would not have an adverse effect on either Thermal Tennis, the Thermal Tennis Subsidiary or their respective results of operations.  Such statutes, orders, rules or regulations include, but are not limited to, any applicable statute, order, rule or regulation relating to (i) wages, hours, hiring, nondiscrimination, retirement, benefits, pensions, working conditions, and worker safety and health; (ii) air, water, toxic substances, noise, or solid, gaseous or liquid waste generation, handling, storage, disposal or transportation; (iii) zoning and building codes; (iv) the production, storage, processing, advertising, sale, distribution, transportation, disposal, use and warranty of products; or (v) trade and antitrust regulations.  The execution, delivery and performance of this Agreement by Thermal Tennis and the Thermal Tennis Subsidiary and the consummation by Thermal Tennis and the Thermal Tennis Subsidiary of the transactions contemplated by this Agreement will not, separately or jointly, violate, contravene or constitute a default under any applicable statutes, orders, rules and regulations promulgated by governmental authorities or cause a lien on any property used, owned or leased by Thermal Tennis or the Thermal Tennis Subsidiary to be created thereunder.  There are no proposed changes in any applicable statutes, orders, rules and regulations promulgated by governmental authorities that would cause any representation or warranty contained in this Section 3.15 to be untrue or have an adverse effect on its operations, conduct of business or use of properties.

3.16 Filings.  Thermal Tennis and the Thermal Tennis Subsidiary have made all filings and reports required under all local, state and federal laws with respect to its business and of any predecessor entity or partnership, except filings and reports in those jurisdictions in which the nature of the property owned or business conducted, when considered in relation to the absence of serious penalties, renders the required filings or reports unnecessary as a practical matter.

3.17 Certain Activities.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary has, directly or indirectly, engaged in or been a party to any of the following activities:

3.17.1 Bribes, kickbacks or gratuities to any person or entity, including domestic or foreign government officials or any other payments to any such persons or entity, whether legal or not legal, to obtain or retain business or to receive favorable treatment of any nature with regard to business (excluding commissions or gratuities paid or given in full compliance with applicable law and constituting ordinary and necessary expenses incurred in carrying on its business in the ordinary course);

3.17.2 Contributions (including gifts), whether legal or not legal, made to any domestic or foreign political party, political candidate or holder of political office;

3.17.3 Holding of or participation in bank accounts, funds or pools of funds created or maintained in the United States or any foreign country, without being reflected on the corporate books of account, or as to which receipts or disbursements therefrom have not been reflected on such books, the purpose of which is to obtain or retain business or to receive favorable treatment with regard to business;

3.17.4 Receiving or disbursing monies, the actual nature of which has been improperly disguised or intentionally misrecorded on or improperly omitted from the corporate books of account;

3.17.5 Paying fees to domestic or foreign consultants or commercial agents which exceed the reasonable value of the ordinary and customary consulting and agency services purported to have been rendered;

3.17.6 Paying or reimbursing (including gifts) personnel of Thermal Tennis or the Thermal Tennis Subsidiary for the purpose of enabling them to expend time or to make contributions or payments of the kind or for the purposes referred to in Subparagraphs 3.17.1 through 3.17.5 above;

3.17.7 Participating in any manner in any activity which is illegal under the international boycott provisions of the Export Administration Act, as amended, or the international boycott provisions of the Internal Revenue Code, or guidelines or regulations thereunder; and

3.17.8 Making or permitting unlawful charges, mischarges or defective or fraudulent pricing under any contract or subcontract under a contract with any department, agency or subdivision thereof, of the United States government, state or municipal government or foreign government.

3.18 Employment Relations.  Thermal Tennis and the Thermal Tennis Subsidiary are in compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not and is not engaged in any unfair labor practice; no unfair labor practice complaint against either Thermal Tennis or the Thermal Tennis Subsidiary is pending before the National Labor Relations Board; there is no labor strike, dispute, slow down or stoppage actually pending or threatened against or involving either Thermal Tennis or the Thermal Tennis Subsidiary; no labor representation question exists respecting the employees of either Thermal Tennis or the Thermal Tennis Subsidiary; no grievance which might have an adverse effect upon either Thermal Tennis or the Thermal Tennis Subsidiary or the conduct of its business exists; no arbitration proceeding arising out of or under any collective bargaining agreement is currently being negotiated by either Thermal Tennis or the Thermal Tennis Subsidiary; and either Thermal Tennis or the Thermal Tennis Subsidiary has not experienced any material labor difficulty during the last three (3) years.

3.19 Insurance Coverage.  The policies of fire, liability, workers’ compensation or other forms of insurance of Thermal Tennis and the Thermal Tennis Subsidiary, if any, are described in Section 3.19 of the Thermal Tennis Disclosure Schedule.

3.20 Articles of Incorporation and Bylaws.  Each of Thermal Tennis and the Thermal Tennis Subsidiary as filed as public information on the SEC’s website are accurate and complete copies of their respective Articles of Incorporation and Bylaws, together with all amendments to each of the same as of the date hereof.

3.21 Corporate Minutes.  The minute books of each of Thermal Tennis and the Thermal Tennis Subsidiary provided to the Company at the Closing are the only such minute books and do and will contain, in all material respects, accurate records of any and all proceedings and actions at all meetings, including written consents executed in lieu of meetings of their respective shareholders, Board of Directors through the Closing Date that are material to the operations and good standing of Thermal Tennis.  The stock records of each of Thermal Tennis and the Thermal Tennis Subsidiary delivered to the Company and the Shareholders at the Closing are the correct and only such stock records and accurately reflects all issues and transfers of record of the capital stock of each of Thermal Tennis and the Thermal Tennis Subsidiary.

3.22 Default on Indebtedness.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary is in default under any evidence of indebtedness for borrowed money.

3.23 Agreements, Judgment and Decrees.  Neither Thermal Tennis nor the Thermal Tennis Subsidiary is subject to any agreement, judgment or decree adversely affecting its or their ability to enter into this Agreement, to consummate the transactions contemplated herein.

3.24 Governmental Approvals.  Except as set forth in Section 3.24 of the Thermal Tennis Disclosure Schedule, no consent, approval or authorization of, or notification to or registration with, any governmental authority, either federal, state or local, is required in connection with the execution, delivery and performance of this Agreement by Thermal Tennis or the Thermal Tennis Subsidiary.

3.25 Licenses, Permits and Required Consents.  Each of Thermal Tennis and the Thermal Tennis Subsidiary has all required franchises, tariffs, licenses, ordinances, certifications, approvals, authorizations and permits (“Authorizations”) necessary to the conduct of its business as currently conducted or proposed to be conducted.  All Authorizations relating to the business of Thermal Tennis or the Thermal Tennis Subsidiary are in full force and effect, no violations have been made in respect thereof, and no proceeding is pending or threatened which could have the effect of revoking or limiting any such Authorizations and the same will not cease to remain in full force and effect by reason of the transactions contemplated by this Agreement.

3.26 Employment and Consulting Agreements. Neither Thermal Tennis nor the Thermal Tennis Subsidiary has any outstanding employment or consulting agreement, written or oral, with any employee or third party.

3.27 Completeness of Representations and Schedules.  The Disclosure Schedule and Exhibits hereto completely and correctly present in all material respects the information required by this Agreement.  This Agreement, any Schedules and Exhibits to be delivered under this Agreement and the representations and warranties of this Article 3, and the documents and written information pertaining to Thermal Tennis and the Thermal Tennis Subsidiary furnished to the Company or its agents and the Shareholders by or on behalf of Thermal Tennis, the Thermal Tennis Subsidiary and the Thermal Tennis Principal Shareholders, do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make this Agreement, or such certificates, schedules, documents or written information, not misleading.

3.28 Taxes.  Thermal Tennis and Thermal Tennis Subsidiary have filed all federal, state, local or foreign tax returns, tax reports or forms that they are required to be filed since their inception.  No taxes are due to any federal, state, local or foreign tax authority.  Thermal Tennis and Thermal Tennis Subsidiary are not obligated to make any payments, and are not a party to any agreement that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.  Thermal Tennis and Thermal Tennis Subsidiary have disclosed on their federal income tax returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.  Neither Thermal Tennis nor Thermal Tennis Subsidiary is a party to any Tax allocation or sharing agreement.  Thermal Tennis and Thermal Tennis Subsidiary (i) have not been a member of an affiliated group filing a consolidated federal income tax return, (ii) are not and have not ever been a partner in a partnership or an owner of an interest in an entity treated as a partnership for federal income tax purposes, and (iii) have no liability for the Taxes of any person (other than Thermal Tennis and Thermal Tennis Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise.

3.29           Books and Records.  The books and records, financial and otherwise, of Thermal Tennis are in all material respects complete and correct and have been made and maintained in accordance with sound business and bookkeeping practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Thermal Tennis. Thermal Tennis has maintained a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions have been and are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit the preparation of financial statements in conformity with generally accepted accounting principles or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals, and appropriate action is taken with respect to any differences.

3.30           Transactions with Affiliates.  The SEC Reports set forth a description of every material contract, agreement, or arrangement between Thermal Tennis and any person who is or has ever been an officer, director, or promoter (as defined in rule 405 under the Securities Act) of Thermal Tennis or person owning of record, or known by Thermal Tennis to own beneficially, 5% or more of the issued and outstanding common stock of Thermal Tennis and which is to be performed in whole or in part after the date hereof or was entered into within three years before the date hereof. In all of such circumstances, the contract, agreement, or arrangement was for a bona fide business purpose of Thermal Tennis, and the amount paid or received, whether in cash, in services, or in kind, is, has been during the full term thereof, and is required to be during the unexpired portion of the term thereof, no less favorable to Thermal Tennis than terms available from otherwise unrelated parties in arm’s length transactions.  Except as disclosed in Schedule 3.30 of Thermal Tennis Disclosure Schedule or otherwise disclosed herein, no officer or director of Thermal Tennis or 5% shareholder of Thermal Tennis has, or has had during the preceding three years, any interest, directly or indirectly, in any material transaction with Thermal Tennis.  Schedule 3.30 of Thermal Tennis Disclosure Schedule also includes a description of any commitment by Thermal Tennis, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with, any such affiliated person.

3.31           Stockholders’ List.  The stockholders’ list of Thermal Tennis delivered to the Company on August 5, 2014 is a true and accurate copy thereof as of the date indicated thereon with the proviso that the board of directors as of that date have issued additional shares pursuant to board resolutions that had not as that date been processed through the Transfer Agent and thereby included on the list.  The Transfer Agent retains in safekeeping all certificates that have been or should be canceled on the registration of transfer thereof.  All of such canceled certificates have on their face in conspicuous permanent ink or perforations the word “canceled.”  All of such certificates are accounted for as either canceled and in the possession of the Transfer Agent, outstanding, or unissued. To the best of Thermal Tennis’s knowledge, except for securities broker-dealers, clearing agencies, securities depositories, banks, or other securities industry entities registered with the SEC whose regular business consists of holding securities beneficially owned by others, each stockholder listed on such stockholders’ list is the beneficial owner thereof, and such stockholder is not a party to, and such stockholder’s stock is not subject to, any agreement, understanding, power-of-attorney, or other arrangement of any kind with any person who is an affiliate of Thermal Tennis or acting in concert with such affiliate under which such affiliate or person acting in concert with such affiliate has or shares investment or voting power over such securities.

3.32           Public Trading Activity.  Neither Thermal Tennis nor, to the best knowledge of Thermal Tennis’s officers and directors, any other person, has at any time during the past year or currently has any agreement, plan, or arrangement to at any time in the future (i) submit or publish or cause to be submitted or published, directly or indirectly, any quotation for the common stock of Thermal Tennis behalf of Thermal Tennis or any of its affiliates; or (ii) provide to any securities broker-dealer any incentive or inducement, financial or otherwise, to publish quotations for the common stock of Thermal Tennis at any specific or minimum prices or amounts or to execute any specific transactions in such common stock, other than usual and customary commissions and markups.

3.33           Compliance with Securities Laws, Rules, and Regulations.  All securities of Thermal Tennis issued since its inception, consisting solely of common voting stock, have been issued pursuant to and in compliance with applicable federal and state laws, rules, and regulations; specifically, all offers and sales of shares of common voting stock were registered with the SEC or made pursuant to exemptions from the registration requirements of Section 5 of the Securities Act, and pursuant to available exemptions provided by applicable state securities laws.  Further, upon the filing of the Form 8-K being compiled in connection with the Merger, Thermal Tennis has made all the required filings with any federal or state regulatory agency regarding the offer and sale of all issued and outstanding shares of common voting stock

3.34           Worldwide Web Communications.  Neither Thermal Tennis nor, to the best knowledge of Thermal Tennis’s officers and directors, any other person associated with or acting on behalf of Thermal Tennis, has at any time during the preceding year posted, either in his, her, or its name or under any pseudonym, whether or not accompanied by personally identifiable information, any statement, comment, or other communication on any worldwide web or internet chat room, bulletin board, or other forum, whether or not access is or purports to be restricted, respecting Thermal Tennis, its business or financial condition, prospects, management or opportunities or its securities or effecting transactions therein, except public releases by Thermal Tennis duly authorized by its officers or directors.  Thermal Tennis has not at any time during the preceding year maintained an internet web site.

3.35           Tradability of Outstanding Stock.  To the extent applicable, Thermal Tennis believes it has complied with the securities laws of each and every jurisdiction in which a shareholder resided as of the date such shareholder purchased securities from Thermal Tennis, and such shares purchased from Thermal Tennis can be resold without restriction (except for any applicable control restrictions and applicable restrictions mandated by Rule 144) by such shareholder in said jurisdiction immediately after the closing as herein contemplated.

ARTICLE 4

CONDITIONS PRECEDENT TO THE OBLIGATIONS

OF THERMAL TENNIS AND THE THERMAL TENNIS SUBSIDIARY

The obligations of Thermal Tennis and the Thermal Tennis Subsidiary pursuant to this Agreement are, at the option of Thermal Tennis and the Thermal Tennis Subsidiary, subject to the fulfillment to Thermal Tennis’s and the Thermal Tennis Subsidiary’s satisfaction on or before the Closing Date of each of the following conditions:

4.1 Execution of this Agreement.  The Company and the Shareholders have duly executed and delivered this Agreement to Thermal Tennis, and all corporate action required to consummate the Merger and the transactions contemplated hereby shall have been duly and validly taken.

4.2 Representations and Warranties Accurate.  All representations and warranties of the Shareholder and the Company contained in this Agreement shall have been true in all material respects as of the Closing Date.

4.3 Performance of the Company and Shareholders.  The Company and the Shareholders shall have performed and complied with all agreements, terms and conditions required by this Agreement to be performed or complied with by them.

4.4 Obligations to Third Parties.  There shall be no loans or obligations outstanding from the Company to any third party, except those incurred in the ordinary course of business or as otherwise disclosed to Thermal Tennis.

4.5 Outstanding Obligations to Employees.  There shall be no outstanding claims, loans or obligations of the Company owed to any of their employees or officers, provided that Thermal Tennis shall give notice to the Shareholders and the Company of its approval or withholding of approval of any claims, loans or obligations then known to Thermal Tennis or before the Closing Date.

4.6 Approval of Plan of Merger.  The Merger and the Articles of Merger shall have been duly approved by the Board of Directors of the Company and the Shareholders pursuant to the Nevada Act.

4.7 Financial and Other Conditions.  The Company shall have no contingent or other liabilities connected with its business, except as disclosed in the Company Financial Statements or which otherwise have been incurred in the ordinary course of business and have otherwise been disclosed to Thermal Tennis.

4.8 Legal Prohibition; Regulatory Consents.  On the Closing Date, there shall exist no injunction or final judgment, law or regulation prohibiting the consummation of the transactions contemplated by this Agreement.  Any required governmental or regulatory consents shall have been obtained.

4.9 All Contracts Continued.  Except as set forth in Schedule 4.9, all lines of credit, debts, financing arrangements, leases and other contracts of the Company shall be acceptable to Thermal Tennis and shall continue under their present terms and conditions after the Closing Date and all approvals relating to the transfer of Company Shares by the Shareholders in the Merger, and to effect the transactions contemplated hereby, required by the foregoing instruments and arrangements shall have been obtained by the Closing Date.  Thermal Tennis shall have received estoppel letters in form and substance reasonably acceptable to it from other parties to any Contracts, if and as requested by Thermal Tennis.

4.10           Disclosure Schedule.  Thermal Tennis and Thermal Tennis Subsidiary shall have received the Company Disclosure Schedule and the Disclosure Schedule shall be acceptable, in form and content, to Thermal Tennis and Thermal Tennis Subsidiary.

ARTICLE 5

CONDITIONS PRECEDENT TO THE OBLIGATIONS

OF THE COMPANY AND THE SHAREHOLDERS

The obligations of the Company and the Shareholders under this Agreement are, at the option of the Company or the Shareholders, subject to the fulfillment to the satisfaction of the Company and the Shareholders on or before the Closing Date of each of the following conditions:

5.1 Execution and Approval of Agreement.  Thermal Tennis and the Thermal Tennis Subsidiary shall have duly executed and delivered this Agreement to the Company and the Shareholders and all corporate action required to consummate the Merger and the transactions contemplated hereby shall have been duly and validly taken.

5.2 Thermal Tennis Shares.  The Thermal Tennis Shares received by the Shareholders shall be free and clear of any liens, encumbrances or other obligations, except as may be imposed pursuant to the Securities Act.

5.3 Employment or Consulting Agreements.  As of the Closing Date, there shall be no employment or consulting agreements, except as negotiated between the parties, between the Thermal Tennis or the Thermal Tennis Subsidiary and any other party.

5.4 Representations and Warranties.  The representations and warranties made to the Company and the Shareholders in this Agreement or in any document, statement, list or certificate furnished pursuant hereto shall be true and correct as of the Closing Date.

5.5 Financial and Other Conditions.  Thermal Tennis shall have no contingent or other liabilities connected with its business, except as disclosed in the Financial Statements or which otherwise have been incurred in the ordinary course of business.  The review of the business, premises and operations of Thermal Tennis and the Financial Statements by the Company at its expense shall be satisfactory to the Company and shall not have revealed any matter which, in the sole judgment of the Company, makes the acquisition on the terms herein set forth inadvisable for the Company.

5.6 Approval of Plan of Merger.  The Plan of Merger shall have been duly approved by the Board of Directors of Thermal Tennis as the sole shareholder of the Thermal Tennis Subsidiary.

5.7 Securities Filings.  Thermal Tennis shall have filed all required periodic reports under the Exchange Act and shall have made all other such filings with the Securities and Exchange Commission and state securities regulators as may be required by applicable state and federal law.

5.8 Governmental Proceedings.  No action or proceeding before any court or other governmental body shall be instituted which prohibits or invalidate the transaction, or threatens to prohibit or invalidate the transaction, or which may affect the right of the Shareholders to own the Company Shares or to operate or control Thermal Tennis or the Surviving Company after the Closing Date.

5.9 Disclosure Schedule.  The Company and Shareholders shall have received the Thermal Tennis Disclosure Schedule and the Disclosure Schedule shall be acceptable, in form and content, to the Company and Shareholders.

ARTICLE 6

SURVIVAL AND OTHER ITEMS

6.1 Survival of Representations, Warranties and Certain Covenants.  The representations and warranties made by the parties in this Agreement and all of the covenants of the parties in this Agreement shall survive the execution and delivery of this Agreement and the Closing Date and shall expire on the twelve month anniversary of the Closing Date.  Any claim for indemnification shall be effective only if notice of such claim is given by the party claiming indemnification or other relief on or before the twenty-four month anniversary of the Closing Date.

6.2 No Finders.  Thermal Tennis and the Thermal Tennis Subsidiary represent and warrant to the Company and the Shareholders and the Company and the Shareholders represent and warrant to Thermal Tennis, and the Thermal Tennis Subsidiary that there are no obligations to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

6.3 Attorney Fees.  Notwithstanding any of the other provisions hereof, in the event of litigation with respect to the interpretation or enforcement of this Agreement or any provisions hereof, the prevailing party in any such matter shall be entitled to recover from the other party their or its reasonable costs and expense, including reasonable attorneys’ fees, incurred in such litigation.  For purposes of this Agreement, a party shall be deemed to be the prevailing party only if such party (A)(i) receives an award or judgment in such arbitration and/or litigation for more than 50% of the disputed amount involved in such matter, or (ii) is ordered to pay the other party less than 50% of the disputed amount involved in such matter; or (B)(i) succeeds in having imposed a material equitable remedy on the other party (such as an injunction or order compelling specific performance), or (ii) succeeds in defeating the other party’s request for such an equitable remedy.

ARTICLE 7

CERTAIN COVENANTS AND ADDITIONAL AGREEMENTS OF THE PARTIES

7.1 Expenses and Fees.  Each party shall be solely responsible for its own costs and expenses (including legal expenses, accounting expenses and brokers or finders’ fees and expenses), and the costs and expenses of its affiliates, in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated by this Agreement.  No party shall have any obligation for paying such expenses or costs of any other party.

7.2 Public Announcements.  The parties agree that no public release, announcement or any other disclosure concerning any of the transactions contemplated hereby shall be made or issued by any party without the prior written consent of Thermal Tennis and the Company (which consent shall not be unreasonably withheld or delayed), except to the extent such release, announcement or disclosure may be required by applicable laws, in which case the person required to make the release, announcement or disclosure shall allow Thermal Tennis or the Company, as applicable, reasonable time to comment on such release, announcement or disclosure in advance of such issuance or disclosure; provided, however, that no notice is required if the disclosure is determined by the Thermal Tennis’s legal counsel to be required under federal or state securities laws or exchange regulation applicable to Thermal Tennis.

7.3 Further Assurances.  Each of the parties hereto shall, at any time, and from time to time, either before or after the Closing Date, upon the request of the appropriate party, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, conveyances and assurances as may be reasonably required to complete the transactions contemplated in this Agreement.  After the Closing Date, each party shall use its good faith efforts to assure that any necessary third party shall execute such documents and do such acts and things as the other party may reasonably require for the purpose of giving each party the full benefit of all the provisions of this Agreement and as may be reasonably required to complete the transactions contemplated in this Agreement.

7.4           Filings.  Make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under (a) the Securities Act and the Exchange Act and the rules and regulations thereunder, and any other applicable federal or state securities laws, and (b) any other applicable law.

7.5           OTCQB; and Other Matters.  After the Closing of the transactions contemplated by this Agreement, each party shall use all reasonable efforts to (a) amend and restate Thermal Tennis’s articles of incorporation to, among other amendments, change the name of the corporation to CannaSys, Inc. and authorize the issuance of preferred stock subject to the filing and dissemination of an information statement meeting the requirements of the Exchange Act; (b) apply for and receive a new CUSIP number for Thermal Tennis; (c) cause Thermal Tennis’s stock to be approved for listing under a new trading symbol on the OTCQB market; and (d) qualify Thermal Tennis to do business in Colorado.

7.6           Thermal Tennis Books and Records.  As soon as practical after the Closing, Thermal Tennis shall deliver copies, and where appropriate originals, of all of its corporate books and records to Company’s counsel Kruse Landa Maycock & Ricks, LLC, attention Terrell W. Smith. The books and records shall include, without limitation, (a) all stockholder and director minute books, (b) charter documents currently in effect including qualifications to conduct business in foreign jurisdictions, (c) stock books and stock transfer ledgers, (d) all stock offering documents, (e) subscription agreements, (f) all material agreements, (g) taxpayer and other identification numbers, (h) financial reports, (i) tax returns and other tax records, and (j) all insurance policies, employee pension, 401(k) or benefit plans and rights.

ARTICLE 8

MISCELLANEOUS

8.1 Binding Agreement.  The parties covenant and agree that this Agreement, when executed and delivered by the parties, will constitute a legal, valid and binding agreement between the parties and will be enforceable in accordance with its terms.

8.2 Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto, their legal representatives, successors.  This Agreement cannot be assigned without the consent of the Company.

8.3 Entire Agreement.  This Agreement and its exhibits and schedules constitute the entire contract among the parties hereto with respect to the subject matter thereof, superseding all prior communications and discussions and no party hereto shall be bound by any communication on the subject matter hereof unless such is in writing signed by any necessary party thereto and bears a date subsequent to the date hereof.  The exhibits and schedules shall be construed with and deemed as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.  Information set forth in any exhibit, schedule or provision of this Agreement shall be deemed to be set forth in every other exhibit, schedule or provision of this Agreement and therefore shall be deemed to be disclosed for all purposes of this Agreement.

8.4 Modification.  This Agreement may be waived, changed, amended, discharged or terminated only by an agreement in writing signed by the party against whom enforcement of any waiver, change, amendment, discharge or termination is sought.

8.5 Choice of Law and Jurisdiction.  This Agreement shall be governed by, construed, interpreted and enforced according to the laws of the State of Nevada.  Each party to this Agreement hereby irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby may be brought in the courts of the State of Nevada or of the United States of America for the District of Nevada and hereby expressly submits to the personal jurisdiction and venue of such courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.

8.6 Severability.  If any portion of this Agreement shall be finally determined by any court or governmental agency of competent jurisdiction to violate applicable law or otherwise not to conform to requirements of law and, therefore, to be invalid, the parties will cooperate to remedy or avoid the invalidity, but, in any event, will not upset the general balance of relationships created or intended to be created between them as manifested by this Agreement and the instruments referred to herein.  Except insofar as it would be an abuse of the foregoing principle, the remaining provisions hereof shall remain in full force and effect.

8.7 Other Documents.  The parties shall upon reasonable request of the other, execute such documents as may be necessary or appropriate to carry out the intent of this Agreement.

8.8 Headings and the Use of Pronouns.  The section headings hereof are intended solely for convenience of reference and shall not be construed to explain any of the provisions of this Agreement.  All pronouns and any variations thereof and other words, as applicable, shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or matter may require.

8.9 Time is of the Essence.  Time is of the essence of this Agreement.

8.10 No Waiver and Remedies.  No failure or delay on a party’s part to exercise any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by a party of a right or remedy hereunder preclude any other or further exercise.  No remedy or election hereunder shall be deemed exclusive but it shall, wherever possible, be cumulative with all other remedies in law or equity.

8.11 Counterparts; Execution.  This Agreement may be executed in two or more counterparts, and by the different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterpart signatures of this Agreement that are manually signed and delivered by facsimile transmission; by a uniquely marked computer-generated signature; or by other electronic methods, shall be deemed to constitute signed original counterparts hereof and shall bind the parties signing and delivering in such manner and shall be the same as the delivery of an original.

8.12 Further Assurances.  Each of the parties hereto shall use commercially practicable efforts to fulfill all of the conditions set forth in this Agreement over which it has control or influence (including obtaining any consents necessary for the performance of such party’s obligations hereunder) and to consummate the transactions contemplated hereby, and shall execute and deliver such further instruments and provide such documents as are necessary to effect this Agreement.

8.13 Rules of Construction.  The normal rules of construction which require the terms of an agreement to be construed most strictly against the drafter of such agreement are hereby waived since each party have been represented by counsel in the drafting and negotiation of this Agreement.

8.14 Third Party Beneficiaries.  Each party hereto intends this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

8.15           Notices.  Any notice, demand, request, or other communication permitted or required under this Agreement shall be in writing and shall be deemed to have been given as of the date so delivered, if personally delivered; as of the date so sent, if transmitted by facsimile and receipt is confirmed by the facsimile operator of the recipient; as of the date so sent, if sent by electronic mail and receipt is acknowledged by the recipient; and one day after the date so sent, if delivered by overnight courier service:

If to Thermal Tennis:

Thermal Tennis, Inc.
4950 Golden Springs Drive
Reno, NV 89509
Attention:  Robert R. Deller
Phone: (775) 560-6659
E-mail: b.deller@cssurfaces.com

With a copy to Thermal Tennis’s Counsel:

Gary R. Henrie
486 West 1360 North
American Fork, UT 84003
Phone: (801) 310-1419
E-mail: grhlaw@hotmail.com

If to the Company:

CannaSys, Inc.
P.O. Box 3197
Englewood, CO 80155
Attention: Brandon C. Jennewine, CEO
Phone: (800) 420-4866
E-mail: chad@cannasysllc.com

With a copy to the Company’s Counsel:

Terrell W. Smith
Kruse Landa Maycock & Ricks, LLC
136 East South Temple, 21st Floor
Salt Lake City, UT 84111
Phone: (801) 531-7090
E-mail: tsmith@klmrlaw.com
Fax: (801) 531-7091

Each party, by notice duly given in accordance herewith, may specify a different address for the giving of any notice hereunder.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

COMPANY:	THERMAL TENNIS:

CANNASYS, INC.,	THERMAL TENNIS INC.
a Colorado corporation	a Nevada corporation

By: /s/	By: /s/

Its: CEO	Its: CEO

SHAREHOLDERS:	THERMAL TENNIS SUBSIDIARY:

THERMAL TENNIS – CI, INC.

/s/	/s/

F-squared Enterprises, LLC	By:
By:	Robert Deller
Its:	Its: President

/s/

B44, LLC
By:
Its:

/s/

Daniel Rogers

/s/

Ryder C. Irrevocable Trust
By: Jon Jennewine, Trustee

/s/

London C. Irrevocable Trust
By: Richard Jennewine, Trustee

/s/

JDB Family Investments LLC
By:
Its:

/s/

BMJ Irrevocable Trust
By: Jack Mcquitty, Trustee

/s/

Joei McIntire

/s/

Scott Shelton
/s/

Eric Friedman

/s/

Elan Nelson

/s/

Jonathan Bennett

/s/

Jon Vonseggen

/s/

Bryce Givens

/s/

Steve Gutterman

Vincent Keber

First Ascent Associates, L.P.
By: First Ascent Associates GP, LLC
Its: General Partner
By: Brian Holmes, Managing Director

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EXHIBIT A

Shareholder List

Cannasys, Inc. Shareholders	Percent Ownership	No. of Thermal Tennis Shares

F-squared Enterprises, LLC	25.25%	1,515,000
B44, LLC	8.33%	500,000
Daniel J. Rogers	6.67%	400,000
Ryder C Irrevocable Trust Trustee Jon Jennewine	8.33%	500,000
London C Irrevocable Trust Trustee Richard Jennewine	8.33%	500,000
JDB Investments LLC	7.50%	450,000
BMJ Irrevocable Trust Trustee Jack Mcquitty	8.33%	500,000
Joei McIntire	3.92%	235,000
Scott Shelton	5.00%	300,000
Eric Friedman	5.00%	300,000
Elan Nelson	0.83%	50,000
Jonathan Bennett	0.83%	50,000
Jon Vonseggen	1.67%	100,000
Bryce Givens	0.42%	25,000
Steve Gutterman	0.42%	25,000
Vincent Keber	0.83%	50,000
First Ascent Associates, L.P.	8.33%	500,000
Total	100.00%	6,000,000

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EXHIBIT B

Articles of Merger

Attached.

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COMPANY DISCLOSURE SCHEDULES

Provided Pursuant to Article 2 of the Agreement

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THERMAL TENNIS DISCLOSURE SCHEDULES

Provided Pursuant to Article 3 of the Agreement

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